Exhibit 99.1

Polymer Group, Inc. 9335 Harris Corners Pkwy. Suite 300 Charlotte, NC 28269 www.polymergroupinc.com 704-697-5100

Polymer Group, Inc. Announces Planned Capacity Expansion in North America

New State-of-the-Art Spunbond Line Targeted To Serve Hygiene Market in U.S. and Mexico

For Immediate Release

Monday, Aug. 13, 2007

[Charlotte, N.C.] — Polymer Group, Inc. (OTC Bulletin Board: POLGA/POLGB) today announced plans to install a state-of-the-art spunbond line in North America to serve hygiene and other customers in the U.S. and Mexico.

The new line will increase capacity by approximately 15,000 metric tons for this segment to meet ongoing strong demand for the company’s nonwoven materials used in diapers and other personal hygiene products. The company expects that commercial production will begin in late 2008.

The line will feature the latest technology and produce high-quality, lightweight, strong fabrics that are used in fine denier top sheet and other materials in diapers.

“This planned expansion in North America, along with our expansion underway in South America, shows our commitment to expanding our production capabilities in our core growth market segments.  As demand for our products increases in each of our markets, PGI is expanding to serve our customers’ needs,” said Polymer Group’s chief executive officer, Veronica (Ronee) M. Hagen.

Polymer Group also is currently installing a new spunbond line near Buenos Aires, Argentina, that will more than double the capacity of its joint venture facility to meet growing demand for its products in the Mercosur trading region. This line is on schedule to be fully installed by year-end.

Polymer Group, Inc., one of the world’s leading producers of nonwovens, is a global, technology-driven developer, producer and marketer of engineered materials. With the broadest range of process technologies in the nonwovens industry, PGI is a global supplier to leading consumer and industrial product manufacturers. The company operates 19 manufacturing facilities in 9 countries throughout the world.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements speak only as of the date of this release.  Important factors that could cause actual results to differ materially from those discussed in such forward-looking statements include: general economic factors including, but not limited to, changes in interest rates, foreign currency translation rates, consumer confidence, trends in disposable income, changes in consumer demand for goods produced, and cyclical or other downturns; substantial debt levels and potential inability to maintain sufficient liquidity to finance the company’s operations and make necessary capital expenditures; inability to meet existing debt covenants; information and technological advances; changes in environmental laws and regulations; cost and availability of raw materials, labor and natural and other resources and the inability to pass raw material cost increases along to customers; domestic and foreign competition; reliance on major customers and suppliers; achievement of objectives for strategic acquisitions and dispositions; and risks related to operations in foreign jurisdictions.  Investors and other readers are directed to consider the risks and uncertainties discussed in documents filed by Polymer Group, Inc. with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

For further information, please contact:

Dennis Norman

Vice President – Strategic Planning & Communication

(704) 697-5186

normand@pginw.com